Exhibit 10.1

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”) entered into this 1st day of July, 2011 (“Effective Date”), by and between Wells Federal Bank, FSB (the “Bank”) and James D. Moll (the “Employee”).

WHEREAS, the Employee is currently employed by the Bank as Executive Vice President and Chief Financial Officer; and

WHEREAS, the parties desire by this writing to set forth the rights and responsibilities of the Bank and Employee if the Bank should undergo a change in control (as defined hereinafter in the Agreement) after the Effective Date.

NOW, THEREFORE, it is AGREED as follows:

1.          Employment. The Employee is employed in the capacity as Executive Vice President and Chief Financial Officer of the Bank. The Employee shall render such administrative and management services to the Bank, its subsidiaries, and any parent bank holding company ("Parent") as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Employee's other duties shall be such as the Board of Directors for the Bank (the “Board of Directors” or “Board”) may from time to time reasonably direct, including normal duties as an officer of the Bank and the Parent.

2.          Term of Agreement. The term of this Agreement shall be for the period commencing on the Effective Date and ending thirty-six (36) months thereafter. Additionally, on, or about, each annual anniversary date from the Effective Date, the term of this Agreement may be extended for an additional one year period beyond the then effective expiration date upon a determination and resolution of the Board of Directors that the performance of the Employee has met the requirements and standards of the Board, and that the term of such Agreement shall be extended.

3.          Termination of Employment in Connection with or Subsequent to a Change in Control.

(a)      Notwithstanding any provision herein to the contrary, in the event of the involuntary Termination of Employment under this Agreement, absent Just Cause, in connection with, or within twelve (12) months after, any Change in Control of the Bank or Parent, Employee shall be paid an amount equal to 1.50 times the average of the annualized base salary for the 5 most recent calendar years completed. If the employee has not completed five (5) years of employment, employee shall be paid 1.50 times the average of the annualized base salary for the most recent calendar years completed.

Said sum, shall be paid in one (1) lump sum on such date of Termination of Employment, and such payment shall be in lieu of any other future payments which the Employee would be otherwise entitled to receive. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Employee by the Bank or the Parent shall be deemed an “excess parachute payment” in accordance with Section 280G of the Internal Revenue Codes of 1986, as amended (the “Code") and be subject to the excise tax provided at Section 4999(a) of the Code.

"Change in Control" shall mean: (i) a change in ownership of the Bank or the Parent under paragraph (a) below, or (ii) a change in effective control of the Bank or the Parent under paragraph (b) below, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or the Parent under paragraph (c) below:

(a) CHANGE IN THE OWNERSHIP OF THE BANK OR THE PARENT. A change in the ownership of the Bank or the Parent shall occur on the date that any one person, or more than one person acting as a group (as defined in paragraph (b)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (a) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(b) CHANGE IN THE EFFECTIVE CONTROL OF THE BANK OR THE PARENT. A change in the effective control of the Bank or the Parent shall occur on the date that either (i) any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (b)(ii), the term corporation refers solely to a corporation for which no other corporation is a majority shareholder. In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred. If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (b)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (a)). Persons will not be considered to be acting as a group

2

solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(c) CHANGE IN THE OWNERSHIP OF A SUBSTANTIAL PORTION OF THE BANK'S OR THE PARENT’S ASSETS. A change in the ownership of a substantial portion of the Bank's or the Parent’s assets shall occur on the date that any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(d) Each of the sub-paragraphs (a) through (c) above shall be construed and interpreted consistent with the requirements of Section 409A of the Code and any Treasury regulations or other guidance issued thereunder.

(b)          Notwithstanding any other provision of this Agreement to the contrary except as provided at Sections 4(b), 4(c), 4(d), 4(e) and 5, Employee may voluntarily terminate his employment under this Agreement within twelve (12) months following a Change in Control of the Bank or Parent for Good Reason (as defined thereafter) and Employee shall thereupon be entitled to receive the payment and benefits described in Section 3(a) of this Agreement. The Employee must provide written notice to the Bank of the existence of the event or condition constituting such Good Reason within ninety (90) days of the initial occurrence of the event or the condition alleged to constitute “Good Reason.” Upon delivery of such notice by the Employee, the Bank shall have a period of thirty (30) days thereafter during which it or they may remedy in good faith the condition constituting such Good Reason, and the Employee's employment shall continue in effect during such time so long as the Bank makes diligent efforts during such time to cure such Good Reason. In the event that the Bank shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Bank shall not be required to pay the amount due to the Employee under this Section 3(b). The Bank’s remedy of any Good Reason event or condition with or without notice from the Employee shall not relieve the Bank from any obligations to the Employee under this Agreement or otherwise and shall not affect the Employee's rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason event or condition.

“Good Reason” shall exist if, without Employee’s express written consent, the Bank materially breaches any of their respective obligations under this Agreement. Without limitation, such a material breach shall be deemed to occur upon the occurrence any of the following:

(1)         a material diminution in the Employee's base compensation;

(2)         a material diminution in the Employee’s authority, duties, or responsibilities;

3

(3)         a material diminution in the budget over which the Employee retains authority;

(4)         a material change in the geographic location of the Employee’s office location; or

(5)         any other action or inaction that constitutes a material breach by the Bank of this Agreement.

4.            Other Changes in Employment Status.

(a)          Except as provided for at Section 3, herein, the Board of Directors may terminate the Employee's employment at any time. If such Termination of Employment takes place prior to and not in anticipation of a Change in Control, as defined in this Agreement, the Employee shall receive severance pay in accordance with the Bank’s existing severance policy, if any, that is applicable to all employees; provided in no event shall severance be paid following Termination of Employment for Just Cause.

In the event of the Employee’s Termination of Employment for reasons other than Just Cause prior to and not in anticipation of a Change in Control, and within 90 days after such date of Termination of Employment the Bank or the Parent enters into an agreement for a Change in Control, the Employee shall be entitled to compensation in accordance with Section 3(a) under the terms of this Agreement, less any severance pay, if any, previously received. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. Termination for “Just Cause” shall include termination because of the Employee's dishonesty, incompetence, willful misconduct, breach of fiduciary duty regarding personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or material breach of any provision of the Agreement.

(b)          If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank affairs by an order issued under Sections 8 (e) (4) or 8 (g) (1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818 (e) (4) and (g) (1) ), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

(c)          If the Bank is in default (as defined in Section 3 (x) (1) of FDIA) all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(d)          All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (“Director of OTS”), or his or her designee, at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii) by the Director of the OTS, or his or her designee, at the time that the Director of the OTS, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the

4

OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(e)          Notwithstanding anything herein to the contrary, any payments made to the Employee pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC §1828(k) and any regulations promulgated thereunder.

5.           Suspension of Employment. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8 (e) (3) or (g) (1) of the FDIA (12 U.S.C. 1818 (e) (3) and (g) (1) ), the Bank's obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank on shall, (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate any of its obligations which were suspended.

6.           Successors and Assigns.

(a)          This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

(b)          The Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

7.          Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

8.          Applicable Law. This agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Minnesota, except to the extent that Federal law shall be deemed to apply.

9.          Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

10.         Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. The Bank shall incur the cost of all fees and expenses associated with filing a request for arbitration with the AAA, whether such filing is made on behalf of the Bank or the Employee, and the costs and administrative fees associated with employing the arbitrator and related administrative expenses assessed by the AAA. The Bank shall reimburse Employee for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, following the delivery of the decision of the arbitrator finding in favor of the Employee or settlement of the matter. Such settlement to be approved by the Board of the

5

Bank or the Parent may include a provision for the reimbursement by the Bank or Parent to the Employee for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, or the Board of the Bank or the Parent may authorize such reimbursement of such costs and expenses by separate action upon a written action and determination of the Board. Such reimbursement shall be paid within ten (10) days of Employee furnishing to the Bank or Parent evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by Employee.

11.         Entire Agreement. This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

12.         This Agreement shall terminate and rescind any prior Change in Control Severance Agreement previously entered into by the parties hereto.

13.         Effect of Code Section 409A.

(a)          This Agreement shall be amended to the extent necessary to comply with Section 409A of the Code and regulations promulgated thereunder. Prior to such amendment, and notwithstanding anything contained herein to the contrary, this Agreement shall be construed in a manner consistent with Section 409A of the Code and the parties shall take such actions as are required to comply in good faith with the provisions of Section 409A of the Code such that payments shall not be made to the Employee at such time if such payments shall subject the Employee to the penalty tax under Code Section 409A, but rather such payments shall be made by the Bank to the Employee at the earliest time permissible thereafter without the Employee having liability for such penalty tax under Section Code 409A.

(b)          Notwithstanding anything in this Agreement to the contrary, if the Bank in good faith determines, as of the effective date of Employee’s Termination of Employment that the Employee is a “specified employee” within the meaning of Section 409A of the Code and if the payment under Sections 3 or 4(a) do not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4) (or any similar or successor provisions), and that an amount (or any portion of an amount) payable to Employee hereunder, is required to be suspended or delayed for six months (“Six-Month Delay”)in order to satisfy the requirements of Section 409A of the Code, then the Bank will so advise Employee, and any such payment (or the minimum amount thereof) shall be suspended and accrued for six months, whereupon such amount or portion thereof shall be paid to Employee in a lump sum (together with interest thereon at the then-prevailing prime rate) on the first day of the seventh month following the effective date of Employee’s Termination of Employment. The limitations of this Six-Month Delay shall only be effective if the stock of the Bank or the Parent is publicly traded as set forth at Section 409A(a)(2)(B)(i) of the Code.

"Specified Employee" means, for an applicable twelve (12) month period beginning on April 1, a key employee (as described in Code Section 416(i), determined without regard to paragraph (5) thereof) during the calendar year ending on the December 31 immediately preceding such April 1.

6

“Termination of Employment" shall have the same meaning as "separation from service", as that phrase is defined in Code Section 409A (taking into account all rules and presumptions provided for in the Code Section 409A regulations).

(c)          Notwithstanding the Six-Month Delay rule, if applicable, as set forth in Section 13(b) above:

(i)          To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provisions), the Bank will pay the Employee an amount equal to the lesser of two times (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Employee’s Termination of Employment occurs, and (2) the sum of the Employee’s annualized compensation based upon the annual rate of pay for services provided to the Bank for the taxable year of the Employee preceding the taxable year of the Employee in which his Termination of Employment occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not had a Termination of Employment); provided that amounts paid under this Section 13(c) must be paid no later than the last day of the second taxable year of the Employee following the taxable year of the Employee in which occurs the Termination of Employment and such amounts paid will count toward, and will not be in addition to, the total payment amount required to be made to the Employee by the Bank under Sections 3 or 4(a); and

(ii)         To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the Termination of Employment, the Bank will pay the Employee an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Employee’s Termination of Employment; provided that the amount paid under this Section 13(c) will count toward, and will not be in addition to, the total payment amount required to be made to the Employee by the Bank under Sections 3 or 4(a).

(d)          To the extent that any reimbursements or in-kind payments are subject to Code Section 409A, then such expenses (other than medical expenses) must be incurred before the last day of the second taxable year following the taxable year in which the termination occurred, provided that any reimbursement for such expenses be paid before the Employee’s third taxable year following the taxable year in which the termination occurred. For medical expenses, to the extent the Agreement entitles the Employee to reimbursement by the Bank of payments of medical expenses incurred and paid by the Employee but not reimbursed by a person other than the Bank and allowable as a deduction under Code Section 213 (disregarding the requirement of Code Section 213(a) that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income), then the reimbursement applies during the period of time during which the Employee would be entitled (or would, but for the Agreement, be entitled) to continuation coverage under a group health plan of the Bank under Code Section 4980B (COBRA) if the Employee elected such coverage and paid the applicable premiums.

7

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first hereinabove written.

Wells Federal Bank, FSB

ATTEST:	By:	/s/ Lonnie R. Trasamar
Lonnie R. Trasamar, Chairman

/s/ Richard A. Mueller
Richard A. Mueller, Secretary

WITNESS:

/s/ Dianne Walk	/s/ James D. Moll
James D. Moll, Employee
Executive Vice President/CFO

8